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                                  Exhibit 99.1
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                Letter Regarding Arthur Andersen Representations

To the Securities and Exchange Commission:

     We received a letter from Arthur Andersen LLP, dated May 15, 2002, representing that the audit as of and for the year ended December 31, 2001, was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation, and availability of personnel at foreign affiliates of Arthur Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ Steven M. Kantor
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Steven M. Kantor

Vice President, Finance (Principal Financial Officer and Principal Accounting Officer)


Date  May 16, 2002
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